Exhibit 99.1

MARTIN MARIETTA APPOINTS
CHRISTOPHER W. SAMBORSKI CHIEF OPERATING OFFICER

Raleigh, N.C. (April 27, 2026) – Martin Marietta Materials, Inc. (NYSE: MLM) (Martin Marietta or the Company) a leading national supplier of aggregates and other building materials, today announced the appointment of Chris Samborski as Executive Vice President and Chief Operating Officer, effective May 1, 2026.

Mr. Samborski has extensive experience leading operating and finance teams. He most recently served as President of Martin Marietta’s West and Specialties Divisions, where he was responsible for the overall operations and strategic direction of those business units. Under his leadership, both the West and Specialties Divisions achieved significant growth and success. Mr. Samborski previously served in several other leadership positions at Martin Marietta, including Vice President of Strategic Finance, Procurement and Supply Chain. Prior to joining Martin Marietta in 2018, Mr. Samborski spent close to ten years in leadership roles at Caterpillar Inc. and Johnson & Johnson, building broad and deep experience in business strategy, operations management and continuous improvement.

“Chris is an experienced and skilled leader whose effective management has had a meaningful impact on Martin Marietta,” said Ward Nye, Chair and CEO of Martin Marietta. “Chris has been with our Company for nearly a decade, and he has consistently demonstrated a true commitment to Martin Marietta, our people, our culture and our ongoing pursuit of excellence. He is the ideal person to take on the COO role and to continue leading, alongside our deeply capable and talented team, as we guide our Company to even greater success.”

“I’m honored to take on this new opportunity, particularly during this period of strong performance and growth for our business,” said Mr. Samborski. “Martin Marietta closed out 2025 by delivering record results across the portfolio, and I look forward to working closely with our teams to build on this positive momentum in 2026 and beyond.”

With Mr. Samborski’s appointment, Kirk Light has assumed leadership of the West and Specialties Divisions while also retaining his historic duties as President of the Southwest Division.

About Chris Samborski

Mr. Samborski has held multiple leadership roles across operations and finance since joining Martin Marietta in 2018. Prior to serving as President of the West and Specialties Divisions, he was President of the Specialties Division (2022-2025), Vice President of Strategic Finance, Procurement and Supply Chain (2020-2021) and Vice President of Strategic Finance (2018-2020).

Before joining Martin Marietta, Mr. Samborski began his career with General Electric Company and was selected for and completed GE’s elite Operations Management Leadership Program. He subsequently held leadership roles at Johnson & Johnson as well as Caterpillar Inc. He holds a Bachelor of Science degree in Industrial Engineering from the University of Wisconsin-Madison and an MBA in Strategy and General Management from the University of Michigan’s Ross School of Business.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of aggregates and other building materials. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and other specialty applications. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:
Jacklyn Rooker
Vice President, Investor Relations
+1 (919) 510-4736
Jacklyn.Rooker@martinmarietta.com

MLM-G.